Exhibit (i)	1775 I Street, N.W. Washington, DC 20006-2401 +1 202 261 3300 Main +1 202 261 3333 Fax www.dechert.com

September 20, 2010

Forward Funds

101 California Street, Suite 1600

San Francisco, CA 94111

Re:	Post-Effective Amendment to Registration Statement on Form N-1A

Ladies and Gentlemen:

This opinion is given in connection with the filing by Forward Funds (the “Trust”), a Delaware statutory trust, of Post-Effective Amendment No. 74 to the Trust’s Registration Statement on Form N-1A (the “Registration Statement”) under the Securities Act of 1933, as amended (the “1933 Act”) and Amendment No. 74 to the Registration Statement under the Investment Company Act of 1940, as amended (the “Amendment”).

In connection with the opinions set forth herein, we have examined the following Trust documents: the Trust’s Amended and Restated Agreement and Declaration of Trust; the Trust’s Amended and Restated By-Laws; pertinent provisions of the laws of the State of Delaware; and such other Trust records, certificates, resolutions, documents and statutes that we have deemed relevant in order to render the opinion expressed herein. In addition, we have reviewed and relied upon a Certificate dated September 16, 2010 issued by the Delaware Secretary of State.

In rendering this opinion we have assumed, without independent verification, (i) the due authority of all individuals signing in representative capacities and the genuineness of signatures; (ii) the authenticity, completeness and continued effectiveness of all documents or copies furnished to us; (iii) that any resolutions provided have been duly adopted by the Trust’s Board of Trustees; (iv) that the facts contained in the instruments and certificates or statements of public officials, officers and representatives of the Trust on which we have relied for the purposes of this opinion are true and correct; and (v) that no amendments, agreements, resolutions or actions have been approved, executed or adopted which would limit, supersede or modify the items described above. Where documents are referred to in resolutions approved by the Board of Trustees, or in the Amendment, we have assumed such documents are the same as in the most recent form provided to us, whether as an exhibit to the Amendment or otherwise. When any opinion set forth below relates to the existence or standing of the Trust, such opinion is based entirely upon and is limited by the items referred to above, and we understand that the foregoing assumptions, limitations and qualifications are acceptable to you.

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Based on such examination, we are of the opinion that:

1.	The Trust is a Delaware statutory trust duly organized, validly existing, and in good standing under the laws of the State of Delaware; and

2.	The shares to be offered for sale by the Trust, when issued in the manner contemplated by the Amendment when effective under the rules of the Securities and Exchange Commission, will be legally issued, fully-paid and non-assessable when sold in accordance with the terms of the Amendment and the requirements of applicable federal and state law and delivered by the Trust against receipt of the net asset value of the shares.

In rendering the opinion above, insofar as it relates to the good standing and valid existence of the Trust, we have relied solely on a Certificate of the Secretary of State of the State of Delaware, dated as of September 16, 2010, and such opinion is limited accordingly and is rendered as of the date of such Certificate.

This opinion is limited to the Delaware Statutory Trust Act statute (which for this purpose includes applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws), and we express no opinion with respect to the laws of any other jurisdiction or to any other laws of the State of Delaware. Further, we express no opinion as to compliance with any state or federal securities laws, including the securities laws of the State of Delaware.

Our opinion, as it relates to the non-assessability of the shares of the Trust, is qualified to the extent that any shareholder is, was or may become a named Trustee of the Trust.

We hereby consent to all references to our firm in the Registration Statement. In giving such consent, however, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act and the rules and regulations thereunder.

Sincerely,

/s/ Dechert LLP